Exhibit 10.2



                                   April 28, 1995

Mr. Joseph R. O'Gorman, Jr.
P.O. Box 422
Barrington, Illinois  60011

By letter dated March 30, 1995 (the "Termination Letter"), UAL Corporation (the "Company") notified you that it did not wish to extend beyond its earliest expiration date the term of that certain letter agreement with you dated July 1, 1993, as amended and supplemented, by which you would receive severance benefits under certain conditions if your employment with the Company terminated subsequent to a change in control (the "Severance Agreement"). As the result of the Termination Letter, the Severance Agreement would have expired on August 31, 1997.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company agrees with you that the expiration date of the Severance
Agreement is hereby extended to August 1, 1998.  The
Termination Letter shall be deemed modified as necessary to accomplish this extension.

In addition, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, United Air Lines, Inc. ("United") hereby agrees to amend and restate the agreements set forth in those two letters to you concerning supplemental retirement benefits (1) from United dated February 25, 1991 and (2) from the Company and United dated as of March 25, 1994 (each of which letters is hereby superseded and terminated in its entirety), as follows:

 A. United agrees to pay you, in addition to all other benefits to which you may be entitled as United's
      Executive Vice President - Fleet Operations and
      Administration, a supplemental retirement benefit computed and paid in accordance with United's
      Management and Salaried Employee's Retirement Plan and The United Air Lines, Inc. Supplemental
      Retirement Plan (together, the "Plans") but calculating your accrued benefit (the "Additional
      Years of Service Credit") as if you had been continuously employed by United from June 27, 1966 to the date of your retirement from United. The amount of this supplemental retirement benefit shall be determined without decrement based on age at the time of retirement, so that such benefit will be determined as if you actually retired at age 65, regardless of the actual age at which you retire.
      This supplemental retirement benefit shall be offset by the accrued benefit payable to you under the Plans, and shall be paid out of United's general funds pursuant to United's contractual obligation hereunder, but no funds shall be placed in trust or otherwise set aside by United to provide for payments hereunder. Such supplemental retirement benefit shall be payable at the same time and in the same manner as you elect to receive your benefits under the Plans.
      The Additional Years of Service Credit shall also apply in determining your eligibility for, and the amount of, your other retiree benefits.

 B. Section 4(iii)(E) of the Severance Agreement is amended by adding the following new sentence immediately before the last sentence thereof: "For purposes of determining, pursuant to the preceding sentence, whether you could have retired and received retirement benefits, and the amount of benefits you would have been entitled to receive, with respect to one or more of the foregoing insurance benefits, you shall be credited with such additional years of credited service as are credited to you for supplemental pension benefit purposes pursuant to that certain letter agreement entered into between you and United dated as of April 28, 1995 (the
      "Letter Agreement")."

 C. Section 4(iii)(F) of the Severance Agreement is amended by inserting the following immediately preceding clause (x) in the last sentence thereof:
      "(w) you shall be credited with, as of the Date of Termination, such additional years of credited service as are credited to you for supplemental pension benefit purposes pursuant to the Letter
      Agreement."

Please sign and return the enclosed copy of this letter, which will, together with the Termination Letter and the Severance Agreement and subject to the following sentence, constitute our agreement on these subjects. The new obligations of the Company and United under this letter shall be subject in their entirety to the approval of the Compensation Committee of the Board of Directors of the Company, and shall not become effective unless and until the date that such approval, if any, is given.


                              UAL Corporation

                              By:  /s/ John A. Edwardson
                                   John A. Edwardson
                                   President and Chief
                                   Operating Officer

                              United Air Lines, Inc.

                              By:  /s/ John A. Edwardson
                                   John A. Edwardson
                                   President and Chief
                                   Operating Officer


Agreed to and Accepted as of April 28, 1995

/s/ Joseph R. O'Gorman
Joseph R. O'Gorman